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                                                                 EXHIBIT 99.3(d)

                                                                      APPENDIX B

                            Shared Services Agreement

AGREEMENT made this 5th day of August, 2010 between Commonwealth Annuity and Life Insurance Company, a Massachusetts corporation ("Commonwealth Annuity") and Epoch Securities, Inc., a Delaware corporation ("Epoch").

WHEREAS, Epoch and Commonwealth Annuity have entered into a Consolidated Underwriting and Administrative Services Agreement dated April 30, 2010, and Epoch, Commonwealth Annuity, and Commonwealth Annuity's subsidiary, First Allmerica Financial Life Insurance Company ("First Allmerica") entered into a substantially identical Consolidated Underwriting and Administrative Services Agreement with Epoch and Commonwealth dated April 30, 2010 (collectively, the "Consolidated Underwriting and Administrative Services Agreements"), as may be amended from time-to-time, pursuant to which Epoch serves as principal underwriter for certain variable annuity contracts or variable insurance policies (the "Variable Contracts"), which are issued by Commonwealth Annuity, First Allmerica, and their respective separate accounts;

WHEREAS, Epoch, an affiliate of Commonwealth Annuity, is registered as a broker-dealer with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934 (the "1934 Act") and is a member of the Financial Industry Regulatory Authority, Inc. ("FINRA");

WHEREAS, pursuant to the terms of the Consolidated Underwriting and Administrative Services Agreements, Epoch has assumed full responsibility for the securities activities of all "persons associated" (as that term is defined in Section 3(a)(18) of the 1934 Act) with Epoch and engaged directly or indirectly in the Variable Contract operations (the "associated persons"), and is responsible for the continued compliance by itself and its associated persons with FINRA rules and Federal and state securities laws, to the extent applicable in connection with the distribution of the Variable Contracts and the Variable Contract operations;

WHEREAS, pursuant to the terms of the Consolidated Underwriting and Administrative Services Agreements, Commonwealth Annuity has agreed to perform certain administrative services on behalf of Epoch, and may from time-to-time provide Epoch facilities and the services of personnel sufficient to conduct the functions and services contemplated under the Consolidated Underwriting and Administrative Services Agreements;

WHEREAS, Epoch and Commonwealth Annuity may each from time-to-time perform services on behalf of the other that may be unrelated to the services provided under the Consolidated Underwriting and Administrative Services Agreements (the "Additional Services");

WHEREAS, Commonwealth Annuity intends to assume all costs of Epoch associated with the provision of services and facilities related to the Consolidated Underwriting and Administrative Services Agreements, and desires to do so in a manner consistent with regulatory guidance, including NASD Notice to Members 03-63;

NOW, THEREFORE, in consideration of the covenants and mutual promises of the parties made to each other, it is hereby covenanted and agreed as follows:

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1.   Commonwealth Annuity will bear the cost of all services and expenses, including legal services and expenses, filing fees, and other fees incurred in connection with distribution and administration of the Variable Contracts pursuant to the terms of the Consolidated Underwriting and Administrative Services Agreements (the "Covered Expenses"), including but not limited to:

(a) registering the separate accounts and Variable Contracts and qualifying the Variable Contracts for sale in the various states;

(b) preparing, printing, and distributing all registration statements and prospectuses (including amendments), Variable Contracts, notices, periodic reports, and proxy solicitation material;

(c) preparing, printing and distributing advertising and sales literature used by Epoch or furnished by Epoch to broker-dealers in connection with offering the Variable Contracts;

(d) all costs associated with the Variable Contract compliance function including, but not limited to, FINRA advertising costs, fees and expenses associated with qualifying and licensing associated persons with Federal and state regulatory authorities and with FINRA and the performance of compliance-related administrative services;

(e) sales commissions and other compensation, if any, due to broker-dealers for the sale of Variable Contracts or to other persons for activities relating to the sale of the Variable Contracts;

(f) the services of personnel sufficient for Epoch to conduct the functions and services under the Consolidated Underwriting and Administrative Services Agreements, as set forth in Schedule 1; and

(g) such office and administrative facilities, including, without limitation, office space, telephones, copy services, and computers and other facilities, as set forth in Schedule 1 (collectively, "the Facilities") necessary for Epoch to conduct the functions and provide the services anticipated under the Consolidated Underwriting and Administrative Services Agreements.

Additionally, Commonwealth Annuity shall, as agent for Epoch, and at Commonwealth Annuity's expense:

(a) maintain and preserve in accordance with Rules 17a-3 and 17a-4 under the 1934 Act all books and records required to be maintained by Epoch in connection with the offer and sale of the Variable Contracts, which books and records shall remain the property of Epoch, and shall at all times be subject to inspection by the SEC in accordance with Section 17(a) of the 1934 Act and by all other regulatory bodies having jurisdiction over the Variable Contracts; and

(b) send a written confirmation for each Variable Contract transaction reflecting the facts of the transaction and showing that it is being sent by the Company on behalf of Epoch (acting in the capacity of principal underwriter for the Variable Contracts), in conformance with the requirements of Rule 10b-10 of the 1934 Act.

2. The parties anticipate that the personnel described in Section 1(f), above, shall be from the departments of Commonwealth Annuity identified on Schedule 1 hereto, and anticipate that the personnel made available to Epoch will dedicate to Epoch the percentage of their professional time indicated on Schedule 1. The parties agree that a reasonable allocation of the cost of providing the Facilities to Epoch should be based upon an average of the estimated time the Commonwealth personnel will devote to activities related to the business of Epoch, as set forth in Schedule 1, as the parties believe that this will most closely approximate the actual use of the Facilities by Epoch.

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3.   The Covered Expenses and other expenses incurred by Commonwealth Annuity under this Agreement, including all costs attributable to or allocated to Epoch under Schedule 1, shall be the sole obligation of and shall be paid by Commonwealth Annuity. Commonwealth Annuity agrees that Epoch has no obligation, directly or indirectly, to compensate or reimburse Commonwealth Annuity for any costs and expenses incurred by Commonwealth Annuity or reimbursed by Commonwealth Annuity in connection with this Agreement. Commonwealth Annuity represents and warrants to Epoch that it has adequate resources independent of Epoch to assume the obligations of Commonwealth Annuity as contemplated herein. Commonwealth Annuity agrees to make available to Epoch upon request financial information to demonstrate the adequacy of its resources.

     Notwithstanding the foregoing, in the event that Commonwealth Annuity fails to pay a Covered Expense, Epoch will include that expense in its net capital computation by adjustments which reduce net capital and increase aggregate indebtedness by the amount of such unpaid expense.

4. As set forth above, Commonwealth Annuity shall reimburse Epoch fully and completely for all expenses incurred by Epoch for distribution services, administration services, and other services in connection with the Variable Contracts pursuant to the terms of the Consolidated Underwriting and Administrative Services Agreements; provided, however, if Epoch receives compensation from any third party in connection with such services, and such services have been or will be directly or indirectly provided by Commonwealth Annuity, Epoch shall pay such compensation to Commonwealth Annuity.

5. To the extent that Commonwealth Annuity or Epoch provide Additional Services to the other party that are not in connection with the distribution or administration of the Variable Contracts, the actual costs and expenses for such Additional Services shall be allocated between the parties as may be mutually agreed upon by the parties. Any costs and expenses allocated to Epoch will be captured by the categories and reflected as expenses of Epoch on its financial statements and reports that are submitted to the Securities and Exchange Commission, FINRA, and the states.

6. Each party hereto shall each comply with all applicable provisions of the Investment Company Act of 1940, Securities Act of 1933 and of all Federal and state securities and insurance laws, rules and regulations governing the issuance, sale, and administration of the Variable Contracts. Each party hereto agrees to furnish any other state insurance commissioner or regulatory authority with jurisdiction over the Variable Contracts with any information or reports in connection with services provided under this Agreement which may be requested in order to ascertain whether operations of Commonwealth Annuity or Epoch are being conducted in a manner consistent with applicable statutes, rules and regulations.

7. The parties acknowledge that their respective rights and obligations constitute full consideration for this Agreement and agree that, except as expressly provided herein, no fees or other charges are payable to the other for the provision of services under this agreement.

8. This Agreement shall upon execution become effective as of the date first written above, and

     (a) unless otherwise terminated, this Agreement shall continue in effect from year-to-year;

     (b) this Agreement may be terminated by either party at any time upon giving 60 days' written notice to the other party; and

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     (c)  this Agreement may be terminated at any time by mutual consent of
          Commonwealth Annuity and Epoch.

9. Epoch will notify its local FINRA district office upon entering into a new expense sharing agreement, or materially amending this agreement.

10. This Agreement shall be governed by and construed in accordance with the laws of Massachusetts.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

COMMONWEALTH ANNUITY AND LIFE INSURANCE COMPANY

By: /s/ Michael Reardan
    --------------------------
Name: Michael Reardan
Title: President


EPOCH SECURITIES, INC.

By: /s/ MARGOT K. WALLIN
    --------------------------
Name: MARGOT K. WALLIN
Title: Chief Compliance Officer

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                                   SCHEDULE 1

1.   PERSONNEL

     DEPARTMENT              NUMBER OF PERSONS   ALLOCATED PERCENTAGE OF TIME
     ---------------------   -----------------   ----------------------------
     COMPLIANCE DEPARTMENT   3                   10%
     MARKETING               2                   10%
     CORPORATE/EXECUTIVE     1                   5%
     OPERATIONS              1                   5%

2.   FACILITIES (ALLOCATED AVERAGE PERCENTAGE = 10%)

     Office Space
     Furniture/Equipment
     Postage/printing/mailings/sundry office supplies
     Photocopiers, other office equipment, telephone equipment
     Information Systems and Technology (IT--computer systems, data processing) Telecommunications-voice
     Travel/Entertainment
     Advertising/Promotional/Corporate Marketing
     Meetings/Conferences
     Memberships
     Education/Training
     Goods and Services
     Donations
     Miscellaneous business development
     Miscellaneous Purchases
     Taxes/licenses/fees
     Miscellaneous Corporate Services

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